Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-208673 and 333-188736) on Forms S-8 of Alico, Inc. of our report dated December 5, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Alico, Inc., appearing in this Annual Report on Form 10-K of Alico, Inc. for the year ended September 30, 2019.

/s/ RSM US LLP

Orlando, Florida
December 5, 2019